Exhibit 10.18

January 17, 2019

Mustafa Ozgen

Dear Mustafa,

On behalf of Roku, Inc. (the “Company”), I am very pleased to offer you employment with the Company.  The following Employment Terms Agreement (the “Agreement”) sets forth the terms and conditions of your employment relationship with the Company.

Employment Terms Agreement

1.   Position and Start Date.

a.

Position: Senior Vice President & General Manager, Account Acquisition, reporting to Anthony Wood, Founder, Chairman and Chief Executive Officer, working out of the Los Gatos, California office location (and after the Company’s relocation from Los Gatos to San Jose, the San Jose, California office location). The Company has the discretion to modify your position, duties, reporting relationship and office location from time to time.

b.	You will relocate to the Bay Area as soon as practical, but no later than 12 months, following your start date.

c.	Start date: February 11, 2018

2.   Compensation.

a.

Total Compensation Package.  Subject to approval of the Company’s Compensation Committee, you will have an annual compensation package of $2,500,000. Total Compensation is defined as cash and equity value. The details of each component are listed below:

Annual Cash:    $875,000

One-Year Equity Value:    $1,625,0001

Total Annual Compensation:    $2,500,000

[1]	Due to stock price fluctuations, your actual one-year equity value and your actual four-year equity value may be more or less than this amount.

Your initial equity grant will consist of an equity incentive award vesting over four years with an aggregate value of $6,500,0001.

i.

Cash.  Your annual cash compensation will be $875,000.00 (or $33,653.85 per bi-weekly pay period), payable in accordance with the Company's standard payroll practice and subject to applicable payroll deductions and all required withholdings. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. You will receive your full salary in any workweek that you perform work subject to deductions permitted by law as applicable to your status as a salaried exempt employee.

ii.

Equity Incentive. As mentioned above and  subject to approval by the Company’s Compensation Committee, you will be granted an equity incentive award under the Roku, Inc. 2017 Equity Incentive Plan (the “Plan”) vesting over four years with an aggregate value of $6,500,000[1].

As Senior Vice President & General Manager, Account Acquisition, you will be offered a choice regarding the form of the initial equity incentive award being made to you.   At your election, you may receive your equity incentive award as:

•	100% stock options: As an option to purchase shares of common stock at a set price; or
•	100% restricted stock units: As an award to receive shares of common stock; or
•	50% stock options and 50% restricted stock units.

An election form that details the method for converting the value of your equity incentive award into your election of stock options and/or restricted stock units will be provided to you after your start date, and prior to the proposed grant date.

iii.

Starting Bonus. Contingent upon you signing on or before January 23, 2019, you will receive a starting bonus of $100,000 to be paid to you in the first pay date after 30 days of your start date, less applicable payroll deductions and all required withholdings. You must remain an employee in good standing to be eligible for the bonus and should you resign within 12 months of your start date or you do not relocate to the [Los Gatos, CA] area within 12 months, the entire bonus will be owed back to the Company.

b.

Relocation Assistance.  Roku will provide you with relocation services from Lexington, MA to Los Gatos, CA in the amount up to $60,000 through our third-party, relocation provider Move Center. Roku Inc. will not gross-up the relocation amount to cover the applicable taxes. The relocation assistance is available to you to use within 12 months of your start date. You must remain an employee in good standing to be eligible for the relocation assistance and should you resign within 12 months of your start date, the entire relocation expenses paid will be owed back to the Company. Certain expenses may be subject to taxation in accordance with federal, state and local tax laws and regulation. Please consult with your tax advisor regarding the potential impact of moving and relocation benefits as taxable income.

Employee Terms Agreement (Rev January 2019)                           2

c.	Severance Benefits. Your severance benefits and equity acceleration shall be as set forth in the Roku, Inc. Severance Benefit Plan, with an effective date as of May 17, 2016.

d.	Compensation Review. Your compensation plan will be reviewed as part of the Company’s normal salary review process. The Company retains the discretion to modify your compensation terms at any time.

3.  Benefits.

a.

Insurance Benefits.  Subject to the terms, conditions and limitations of the Company’s benefit plans, you will be eligible to participate in the Company’s standard employee insurance benefits which currently consist of a 401(k) Plan, medical, dental, vision, life and disability insurance coverage plans.  Generally, you are eligible to enroll in our 401(k) and major medical plans as of the date of your start of employment.

b.	Paid Time Off. You will be subject to the Company’s Time Off and Leave of Absence Policy, a copy of which will be provided to you prior to or on your employment start date.

The Company retains the discretion to modify your benefits and Company policies at any time.

4.  Employee Proprietary Information and Inventions Agreement; Protection of Third Party Information.  As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company.  To protect the interest of the Company, you will need to sign and comply with the Company’s standard “Employee Proprietary Information and Inventions Agreement” as a condition of your employment.  The Employee Proprietary Information and Inventions Agreement is enclosed with this Agreement.  In your work for the Company, you are expected not to make unauthorized use or disclosure of any confidential or proprietary information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you in the course of your employment.  By signing this Agreement, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party.  In addition, you hereby represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may conflict with or limit your ability to perform your duties to the Company.

5.  At-Will Employment.  Your employment with the Company is “at will.” You may terminate your employment at any time by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice.

6. Background Investigations and Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a satisfactory clearance of such a background investigation and/or reference check, if any.

Employee Terms Agreement (Rev January 2019)                           3

7.  Entire Agreement.  This Agreement, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Company.  The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written.  Other than those changes expressly reserved to the Company’s discretion in this Agreement, this Agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.  As required by law, this offer is subject to satisfactory proof of your identity and legal right to work in the United States within three (3) business days after your date of hire.  If you are unable to provide documentation of your authorization to work in the United States, Roku may withdraw this offer of employment.

To indicate your acceptance of our offer, please sign and date this Agreement in the space provided below, and sign and date the enclosed Employee Proprietary Information and Inventions Agreement, and return both fully signed documents to me no later than the close of business on January 23, 2019.  The Company’s offer will expire if we do not receive these fully signed documents within the aforementioned timeframe.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

/s/ Anthony Wood

Anthony Wood

Founder, Chairman and Chief Executive Officer

Roku, Inc.

Enclosures:  Employee Proprietary Information and Inventions Agreement

Severance Benefit Plan

UNDERSTOOD AND AGREED:

Mustafa Ozgen

/s/ Mustafa Ozgen

Signature

January 18, 2019

Date